As filed with the Securities and Exchange Commission on February 5, 2002
Registration No. 333-81316

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Speedway Corporation

(Exact name of registrant as specified in its charter)

Florida	59-0709342
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 West International Speedway Boulevard
Daytona Beach, Florida 32114
(386) 254-2700
(Address, including zip code, and telephone number, including
area code, of registrant’s principal executive offices)	Glenn R. Padgett
Chief Counsel — Operations
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114
(386) 947-6446
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

James R. Doty Baker Botts L.L.P. The Warner 1299 Pennsylvania Avenue, NW Washington, D.C. 20004 (202) 639-7792 (202) 639-7890 (Fax)	Allan G. Sperling Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006 (212) 225-2260 (212) 225-3999 (Fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share	Offering Price	Fee

Class A common stock, par value $.01 per share	2,875,000	$39.55(2)	$113,706,250(2)	$10,500(2)

(1)	Represents 2,500,000 shares to be sold by a holder of our class A common stock and includes 375,000 shares subject to the over-allotment option granted to the underwriters.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c). Pursuant to Rule 457(c), the proposed maximum offering price has been calculated based on the average of the high and low prices of the common stock on the NASDAQ National Market on January 17, 2002.
(3)	The filing fee was paid in connection with this registration statement on Form S-3 as initially filed on January 24, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 2 to the Registration Statement is being filed solely for the purpose of filing exhibits to the Registration Statement, and no changes or additions are being made hereby to the Prospectus which forms part of the Registration Statement. Accordingly, the Prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses payable by International Speedway Corporation in connection with the offering described in this Registration Statement.

Registration Fee	$10,500
Transfer agents’ fees	5,000
Printing expenses	100,000
Accounting fees and expenses	150,000
Legal fees and expenses	125,000
Miscellaneous	59,500

Total	$450,000

Item 15.	Indemnification of Directors and Officers

      Subject to the procedures and limitations stated therein, Section 607.0850(1) of the Florida Business Corporation Act (“FBCA”) empowers a Florida corporation, such as ISC, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 607.0850(2) of the FBCA also empowers a Florida corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the

FBCA, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

      The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses to any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      ISC’s Amended and Restated Articles of Incorporation, as amended, provide that ISC shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence from time to time.

      ISC maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of ISC for a wrongful act for which they may become legally obligated to pay or for which ISC is required to indemnify its directors and officers.

Item 16.	Exhibits

      See Index to Exhibits at page II-6.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on the 5th day of February 2002.

INTERNATIONAL SPEEDWAY CORPORATION

By:	/s/ JAMES C. FRANCE*

James C. France
President and Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM C. FRANCE* William C. France	Chairman of the Board, and Chief Executive Officer (Principal Executive Officer)	February 5, 2002

/s/ JAMES C. FRANCE* James C. France	Director	February 5, 2002

/s/ LESA D. KENNEDY* Lesa D. Kennedy	Director	February 5, 2002

/s/ H. LEE COMBS* H. Lee Combs	Director	February 5, 2002

/s/ SUSAN G. SCHANDEL* Susan G. Schandel	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 5, 2002

/s/ DANIEL W. HOUSER* Daniel W. Houser	Controller (Principal Accounting Officer)	February 5, 2002

/s/ BRIAN Z. FRANCE* Brian Z. France	Director	February 5, 2002

/s/ ROGER S. PENSKE* Roger S. Penske	Director	February 5, 2002

/s/ GREGORY W. PENSKE* Gregory W. Penske	Director	February 5, 2002

/s/ WALTER P. CZARNECKI* Walter P. Czarnecki	Director	February 5, 2002

Signature	Title	Date

/s/ J. HYATT BROWN* J. Hyatt Brown	Director	February 5, 2002

/s/ JOHN R. COOPER* John R. Cooper	Director	February 5, 2002

/s/ ROBERT R. DYSON* Robert R. Dyson	Director	February 5, 2002

/s/ CHRISTY F. HARRIS* Christy F. Harris	Director	February 5, 2002

/s/ RAYMOND K. MASON, JR.* Raymond K. Mason, Jr.	Director	February 5, 2002

/s/ EDWARD H. RENSI* Edward H. Rensi	Director	February 5, 2002

/s/ LLOYD E. REUSS* Lloyd E. Reuss	Director	February 5, 2002

/s/ CHAPMAN J. ROOT* Chapman J. Root	Director	February 5, 2002

/s/ THOMAS W. STAED* Thomas W. Staed	Director	February 5, 2002

*By:	/s/ GLENN R. PADGETT

Glenn R. Padgett as
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation of ISC (filed as Exhibit 3.2 to ISC’s Current Report on Form 8-K dated July 26, 1999 and incorporated herein by reference)
3.2*	Articles of Amendment to Amended Articles of Incorporation of ISC (filed as Exhibit 3.1 to ISC’s Current Report on Form 8-K dated July 26, 1999 and incorporated herein by reference)
3.3*	Amended and Restated By-Laws of ISC (filed as Exhibit 3(ii) to ISC’s Annual Report on Form 10-K for the fiscal year ended November 30, 1998 and incorporated herein by reference)
4.1*	Registration Rights Agreement dated as of July 26, 1999 between ISC and Penske Performance, Inc. (filed as part of ISC’s Registration Statement on Form S-3 dated January 24, 2002 and incorporated herein by reference)
5.1	Opinion of Glenn R. Padgett, in-house counsel of ISC
23.1*	Consent of Ernst & Young LLP (filed as part of ISC’s Registration Statement on Form S-3 dated January 29, 2002 and incorporated herein by reference)
23.2	Consent of Glenn R. Padgett, in-house counsel of ISC (included as part of Exhibit 5.1)
24.1*	Powers of Attorney for ISC (filed as part of ISC’s Registration Statement on Form S-3 dated January 24, 2002 and incorporated herein by reference)

*	Incorporated herein by reference as indicated.